EXHIBIT 3.1

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED CHARTER

OF

MID-AMERICA APARTMENT COMMUNITIES, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Charter:

1.	The name of the Corporation is Mid-America Apartment Communities, Inc.

2.	The first sentence of Article 6 shall be deleted in its entirety and replaced with the following:

The total number of shares of stock which the Corporation has authority to issue is 100 million (100,000,000) shares of Common Stock, $.01 par value per share, and twenty million (20,000,000) shares of Preferred Stock, $.01 par value per share.

3.	The Articles of Amendment require shareholder approval. The Articles of Amendment were duly approved and adopted by the Board of Directors on March 20, 2012 and by the shareholders of the Corporation on May 24, 2012.

4.	The Articles of Amendment will be effective upon filing with the Secretary of State of the State of Tennessee

Dated: May 24, 2012.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/Leslie Wolfgang
Name: Leslie Wolfgang
Title: SVP, Director of Investor Relations and Corporate Secretary